Exhibit 99.1

For Immediate Release

Company Contact:	Agency Contact:
Marty McDermut	Kirsten Chapman
Vitesse Semiconductor	LHA
+1.805.388.3700	+1.415.433.3777
invest@vitesse.com	VTSS@lhai.com

Vitesse Closes $28.7 Million Public Offering of Its Common Stock

CAMARILLO, Calif. – June 17, 2014 – Vitesse Semiconductor Corporation (NASDAQ: VTSS) today announced the closing of an underwritten public offering for 8,582,076 shares of its common stock, which includes the exercise in full by the underwriters of their over-allotment option, at a per share price to the public of $3.35. The Company will receive net proceeds of approximately $26.7 million after deducting the underwriting discount and estimated offering expenses.

Needham & Company, LLC acted as the sole book-running manager of the offering. Craig-Hallum Capital Group LLC, The Benchmark Company, LLC and Northland Securities, Inc. acted as co-managers. Counsel for Vitesse was Stubbs Alderton & Markiles, LLP.

About Vitesse

Vitesse (Nasdaq: VTSS) designs a diverse portfolio of high-performance semiconductor solutions for Carrier, Enterprise and Internet of Things (IoT) networks worldwide. Vitesse products enable the fastest-growing network infrastructure markets including Mobile Access/IP Edge, Cloud Computing, SMB/SME Enterprise and IoT Networking.

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Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

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